Exhibit 2(b)

                                    ADDENDUM
                                       TO
                               PURCHASE AGREEMENT


         THIS ADDENDUM TO PURCHASE AGREEMENT (the "Addendum") is entered into as of the 19th day of September, 2001, by and between OPEN PLAN SYSTEMS, INC. ("Seller") and ENA DRIVE, L.L.C. ("Purchaser").


                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Seller and Purchaser entered into that certain Purchase Agreement, with an Effective Date as of August 21, 2001 (the "Agreement"), for the purchase and sale of the property described therein (the "Property"); and

         WHEREAS, pursuant to Section 10 of the Agreement, the Agreement provides for a Closing within 35 days of the Effective Date, which date of Closing is September 25, 2001 (the "Closing Date"); and

         WHEREAS, the Study Period and all Study Period Extensions under Section 16 of the Agreement have expired and Purchaser has not exercised its right to terminate the Agreement thereunder; and

         WHEREAS, in order to fund the Net Purchase Price through financing to be obtained from Michigan National Bank, the Purchaser has requested an extension of the Closing Date; and

         WHEREAS, the Seller desires to grant such request pursuant to the following terms and conditions.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.   The foregoing recitals are hereby incorporated herein.

         2. All defined terms hereunder shall have the same meaning as set forth in the Agreement unless otherwise defined herein.

         3. Purchaser hereby acknowledges and agrees that (i) the Study Period and all Study Period Extensions have expired, (ii) all necessary due diligence, inspections, reviews and evaluations of the Property and the transaction have been performed and Purchaser is satisfied with the results of such due diligence, inspections, reviews and evaluations, and (iii) Purchaser has not exercised its right to terminate the Agreement pursuant to Section 16 thereof, and any right to terminate under Section 16 has lapsed.

         4.   Notwithstanding   anything  contained  in  the  Agreement  to  the
contrary, the Closing Date shall be October 5, 2001 or such earlier date as shall be mutually agreeable to the parties hereto. TIME IS OF THE ESSENCE.

         5. Notwithstanding Seller's agreement to extend the Closing Date, Purchaser acknowledges and agrees that its ability to obtain financing for the purchase of the Property is not, and shall not be or become, a condition precedent to Closing.

         6. Seller and Purchaser agree that the form of Assignment and Assumption Agreement attached hereto as Exhibit A is satisfactory to the parties in all respects, and that except for completion of the exhibits and execution and delivery by the parties thereto, the attached Assignment and Assumption Agreement otherwise satisfies the requirements of Section 11(A)(3) and Section 17(A)(4) of the Agreement. The parties acknowledge that Purchaser has not received satisfactory environmental indemnification from Contractor (as contemplated by Section 20 of the Agreement) and therefore Seller's indemnification in Section 20 shall remain in effect in accordance with the terms thereof.

         7. The parties hereby ratify and agree that the Agreement, as modified by this Addendum, is in full force and effect. All terms and conditions of the Agreement not amended by this Addendum shall remain in effect.

         8. This Addendum may be executed in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement.

         IN WITNESS WHEREOF, Seller and Purchaser have executed this Addendum as of the date and year set forth above.


                                             SELLER:

                                             OPEN PLAN SYSTEMS, INC.

                                             /s/ Thomas M. Mishoe, Jr.
                                             -----------------------------------
                                             By: Thomas M. Mishoe, Jr.







             (Purchaser's execution hereof is on the following page)

                                               PURCHASER:
                                               ENA DRIVE, L.L.C.


                                               /s/ Dorian Lange
                                               ---------------------------------
                                               By: Dorian Lange